ELEVATION SERIES TRUST 485BPOS

Exhibit 99.(j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 27, 2026, relating to the financial statements and financial highlights of TrueShares Patriot Defense ETF (formerly, RiverNorth Patriot ETF), RiverNorth Market Neutral ETF (formerly, RiverNorth Enhanced Pre-Merger SPAC ETF) and TrueShares Eagle Global Next Gen Power Infrastructure ETF (formerly, TrueShares Eagle Global Renewable Energy Income ETF), each a series of Elevation Series Trust, which are included in Form N-CSR for the year ended December 31, 2025, and to the references to our firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statements of Additional Information.

/s/ Cohen & Company, Ltd.

COHEN & COMPANY, LTD.

Greenwood Village, Colorado

July 6, 2026